Exhibit 5

[Letterhead of Stradley Ronon Stevens & Young, LLP]

December 21, 2006

Harleysville National Corporation
483 Main Street
Harleysville, PA 19438

Re:	Registration Statement on Form S-8 - Harleysville National Corporation 1998 Independent Directors Stock Option Plan (as amended)

Dear Sirs:

We have acted as counsel for Harleysville National Corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission this date of a registration statement on Form S-8 (the "Registration Statement"), for the purpose of registering under the Securities Act of 1933, as amended, 75,000 shares of the common stock of the Company, par value $1.00 per share (the “Shares”). The Shares are issuable to eligible directors of the Company in accordance with the Harleysville National Corporation 1998 Independent Directors Stock Option Plan (as amended) (the “Plan”).

In our capacity as counsel, we have been requested to render the opinions set forth in this letter and, in connection therewith, we have reviewed the following documents: (i) the Registration Statement, (ii) the Plan, (iii) evidence of subsistence of the Company issued by the Secretary of the Commonwealth of the Commonwealth of Pennsylvania on December 7, 2006, (iv) copies of the Company's Articles of Incorporation, as amended, certified as true and correct by the Secretary of the Commonwealth of the Commonwealth of Pennsylvania on December 15, 2006, (v) copies of resolutions adopted by the Board of Directors of the Company at a meeting held on February 8, 2001, certified as true and correct as of the date hereof by the Secretary of the Company, (vi) copies of minutes of the annual meeting of shareholders of the Company held April 10, 2001 and the accompanying report of the judges of election, certified as true and correct as of the date hereof by the Secretary of the Company, (vii) a copy of the Bylaws of the Company, as amended, certified as true and correct as of the date hereof by the Secretary of the Company, (viii) an original Certificate of the Secretary of the Company dated this date, and (ix) such other documents, instruments and records as we deemed necessary or appropriate for purposes of rendering this opinion.

In rendering this opinion, we have assumed and relied upon, without independent investigation, (i) the authenticity, completeness, truth and due authorization, execution and delivery of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents submitted to us as originals, and (iii) the conformity to the originals of all documents submitted to us as certified or photostatic copies.

Harleysville National Corporation
Re:	S-8 Registration Statement - Harleysville National Corporation 1998 Independent Directors Stock Option Plan (as amended)
December 21, 2006

The laws covered by the opinion expressed herein are limited to (a) the federal statutes, judicial decisions and rules and regulations of the governmental agencies of the United States of America and (b) the Pennsylvania Business Corporation Law, as amended.

This opinion letter is given only with respect to laws and regulations presently in effect. We assume no obligation to advise you of any changes in law or regulation which may hereafter occur, whether the same are retroactively or prospectively applied, or to update or supplement this letter in any fashion to reflect any facts or circumstances which hereafter come to our attention.

Based upon, and subject to, the foregoing, we are of the opinion that the Shares, when issued in accordance with the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.

Furthermore, we hereby consent to the filing of this opinion letter as an exhibit to any applications for registration, qualification, or exemption, as the case may be, filed by, or on behalf of, the Company under the securities laws of the several states and other jurisdictions of the United States relating to the offering described in the Registration Statement.

Very truly yours,
STRADLEY RONON STEVENS & YOUNG, LLP,
a limited liability partnership

By:	/s/ David F. Scranton
David F. Scranton
A Partner